Exhibit 99.1

Employment Agreement

This Employment Agreement (the “Agreement”) is entered into by and between CoreSite, LLC, a Delaware limited liability company (“CoreSite” and together with any of its successors or assigns, the “Company”), and Jarrett Appleby (the “Executive”) (collectively referred to herein as the “Parties”) on April 6, 2012 (the “Effective Date”) and shall become effective on the Effective Date.

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company and its affiliates (collectively, the “Company Group”) on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the date agreed upon by the Parties on which Executive commences working for the Company (“Commencement Date”) and ending on the first anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional one (1) year periods unless no later than ninety (90) days prior to the end of the otherwise applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 3 and subject to earlier termination as provided in Section 3.

(c) Position and Duties. Executive shall serve as the Chief Operating Officer of the Company Group with such customary responsibilities, duties and authority as may from time to time be assigned to Executive by the Chief Executive Officer of the Company (the “CEO”). Executive shall report to the CEO. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company Group. Executive agrees to observe and comply with the rules and policies of the Company Group as adopted by the Company Group from time to time. Executive shall be initially based in the Company’s Reston, Virginia office and shall, at the request of the Company or as the Company’s business requires, travel to Denver or other locations.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, Executive shall receive a base salary at a rate of $350,000 per annum (the “Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Such Base Salary shall be reviewed by the CEO (and may be adjusted upward) from time to time, and at least annually. If the CEO believes that an upward adjustment is appropriate, the CEO shall make a recommendation to such effect to the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CoreSite Realty Corporation (“CRC”), one of the Company’s affiliates in the Company Group, for concurrence by the Committee.

(b) Bonus. During the Term, Executive shall be eligible to receive an annual performance-based bonus upon the achievement of certain performance goals set by the CEO, and adopted by the Committee (the “Performance Bonus”). Executive’s annual target bonus opportunity shall initially be $262,500, and may be increased in subsequent years in the sole discretion of the CEO and the Committee. The actual amount of Executive’s annual Performance Bonus may, in the discretion of the CEO and the Committee, be higher or lower than the target amount and shall be based upon the Company’s level of achievement of such performance goals, as determined by the CEO and the Committee, in their discretion, and in accordance with the Company’s annual bonus plan applicable to Executive, as in effect from time to time. Any Performance Bonus payable pursuant to this Section 2(b) shall be paid to Executive in the calendar year following the calendar year to which the Performance Bonus relates and in which it is earned, provided that for calendar year 2012, any Performance Bonus shall be paid prior to March 15, 2013.

(c) Equity Incentive Plans. Executive shall be entitled to receive an initial equity award, the details of which are set forth more fully in Exhibit A attached hereto (the “Initial Equity Award”). In addition, during the Term, Executive shall be eligible to participate in any equity incentive plan or plans that may be adopted by the Company Group from time to time, and shall be eligible to receive additional awards under such plan, as determined by the CEO and the Committee and approved by the Board or the Committee. Subject to revision of the amount and the determination of the form of award and a vesting schedule, all in the sole discretion of the Board, the target annual equity award beginning in 2013 is three (3) times Executive’s Base Salary.

(d) Benefits. During the Term, Executive shall be eligible to participate in group employee benefit plans, programs and arrangements of the Company, as may be amended from time to time, which are generally applicable to similarly-situated executives of the Company Group. This currently includes, but is not limited to, Company-paid on-site parking for all employees; alternately, employees who commute to work via public transportation are eligible for reimbursement of up to $180 per month.

(e) Paid Time Off and Holidays. During the Term, Executive shall be entitled to four weeks Paid Time Off (“PTO”) and holidays in accordance with the Company’s PTO and holiday policies, as they may be amended from time to time. Executive shall be entitled to accrue up to four weeks of PTO during his first full year of service. PTO accrues on a per-pay-period basis. Any PTO shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, interpreted consistently with Section 11(l)(v) of this Agreement.

(g) Relocation. In the event of Executive’s relocation to the Denver, Colorado area upon mutual agreement of the Executive and the Company, the Company shall reimburse Executive’s reasonable costs of relocation, including commission and closing costs related to the sale of Executive’s Virginia residence, one house-hunting trip, and the cost of moving Executive’s household goods; provided, however, that Executive agrees to repay any reimbursements made to him under this Section 2(g) within thirty (30) days of the Date of Termination if Executive’s employment terminates pursuant to Sections 3(a)(iii), (v), or (viii) within six (6) months of relocation.

(h) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy. The results of any physical examination of Executive performed pursuant to the terms hereof shall be made available to Executive and shall only be disclosed to the CEO with the prior written consent of Executive. Except for the purposes of determining whether a Disability exists, the Company shall not permit the results of any physical examination of Executive performed pursuant to the terms hereof to have any effect on any employment decisions pertaining to Executive, and the Company hereby agrees and acknowledges that such results shall not have any such effect.

3. Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company without Good Reason as defined below.

(vi) Resignation from the Company With Good Reason. Executive may resign Executive’s employment with the Company with Good Reason within 90 days following the occurrence of a Good Reason event.

(vii) Non-extension of Term by the Company. The Company may give notice of non-extension to Executive pursuant to Section 1.

(viii) Non-extension of Term by Executive. Executive may give notice of non-extension to the Company pursuant to Section 1.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least sixty (60) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such

Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) the entire amount of any Performance Bonus that relates to the prior calendar year, but has not yet been paid to Executive; (iii) any expenses owed to Executive pursuant to Section 2(f); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, equity incentive plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, equity incentive plans, programs or arrangements, including but not limited to accrued but unused vacation (collectively, the “Company Arrangements”); and (v) any equity interests or awards that vested on or before the Date of Termination. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy under this Agreement shall be to receive the severance payments and benefits described in this Section 3(c) and/or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company Group. The Company hereby agrees that, upon termination of Executive’s employment for any reason, it shall not terminate, amend, waive or otherwise modify any rights Executive has with respect to indemnification, reimbursement, and subrogation pursuant to the Company Group’s organizational documents, the Company Group’s directors’ and officers’ insurance policy, or otherwise, without the Executive’s prior written consent, unless the Company provides equivalent or more favorable rights under substantially similar arrangements or agreements.

4. Severance Payments.

(a) Termination Upon Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), Executive shall receive, in addition to the payments provided for in Section 3(c), the following:

(i) An amount equal to Executive’s target Performance Bonus amount for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12), which amount shall be paid on the First Pay Date (defined below);

(ii) Accelerated vesting, effective as of immediately prior to Executive’s Separation from Service (defined below), of all outstanding equity awards Executive holds that would have vested solely based on the passage of time (e.g., equity awards with vesting based on performance will not vest) through the end of the twelve (12) month anniversary from the date of death or the Date of Termination as a result of a determination that Executive has a Disability pursuant to Section 3(a)(ii). The term “vest” shall mean the same thing as “lapse of restrictions” and shall apply to restricted stock as well as stock options;

(iii) any equity awards held by Executive as of the Date of Termination shall, subject to earlier termination upon a Change of Control or other extraordinary corporate transaction in accordance with the terms of the applicable equity plan, remain outstanding until at least one (1) year following the Date of Termination, subject to a maximum term of ten (10) years from the date of grant, and shall otherwise remain subject to all of the terms and conditions applicable to such equity awards; and

(iv) nothing in this Section 4(a) is intended to prevent Executive from becoming or remaining eligible for benefits under any Company disability plan.

(b) Termination for Cause, Resignation from the Company Without Good Reason, or Non-extension of Term by Executive. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, pursuant to Section 3(a)(v) for Executive’s resignation from the Company without Good Reason, or pursuant to Section 3(a)(viii) due to non-extension of the Term by Executive, Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(c) Termination without Cause, Resignation from the Company With Good Reason or Non-extension of the Term by the Company. If Executive’s employment shall terminate without Cause pursuant to Section 3(a)(iv), with Good Reason pursuant to Section 3(a)(vi) or due to non-extension of the Term by the Company pursuant to Section 3(a)(vii), then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims in the form attached as Exhibit B to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6 and the interpretation rules set forth in Section 11(l), Executive shall receive, in addition to payments and benefits set forth in Section 3 (c), the following:

(i) Continued payment of Executive’s Base Salary in effect on the Date of Termination (unless prior to such Date of Termination Executive’s Base Salary was reduced by more than 10% of the Base Salary in effect prior to such reduction, in which case Base Salary shall be determined based upon the rate in effect prior to such reduction less 10% if such reduction is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company), payable in the form of salary continuation in regular installments over the twelve (12) month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii) if Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse (within 10 days of the end of each month for which reimbursement is claimed) Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s Separation from Service and ending upon the earliest of (A) the last day of the Severance Period, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive and Executive’s covered dependents become eligible to receive healthcare coverage from Executive’s subsequent employer (such healthcare continuation premiums shall be provided in the form of taxable reimbursements to Executive if necessary to avoid inclusion in taxable income by Executive of the value of in-kind benefits, in which event Company shall pay to Executive, with each monthly reimbursement, an additional amount of cash equal to A/(1-R)-A, where A is the amount of the reimbursement for the month, and R is the sum of the maximum federal individual income tax rate then applicable to ordinary income and the maximum individual Colorado income tax rate then applicable to ordinary income);

(iii) a lump sum payment in cash on the First Pay Date of an amount determined in the reasonable discretion of the CEO and as approved by the Board or the Committee in its reasonable discretion, up to Executive’s target Performance Bonus amount for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12);

(iv) accelerated vesting, effective as of immediately prior to Executive’s Separation from Service, of all outstanding equity awards that would have vested solely based on the passage of time (e.g., equity awards with vesting based on performance will not vest) if Executive had remained employed with the Company or any of its affiliates through the end of the Severance Period; and

(v) any equity awards held by Executive as of the Date of Termination shall, subject to earlier termination upon a Change of Control or other extraordinary corporate transaction in accordance with the terms of the applicable equity plan, remain outstanding until at least one (1) year following the Date of Termination, subject to a maximum term of ten (10) years from the date of grant, and shall otherwise remain subject to all of the terms and conditions applicable to such equity awards.

(d) Termination following Change in Control. If Executive’s employment shall terminate without Cause pursuant to Section 3(a) (iv), with Good Reason pursuant to Section 3(a)(vi) or pursuant to Section 3(a)(vii) due to non-extension of the Term by the Company, in each case within sixty (60) days prior to a Change in Control or twelve months following a Change in Control, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service, and not revoking, a Release, and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, without duplication of any of the payments or benefits set forth in Section 4(c):

(i) the payments and benefits set forth in Section 3(c);

(ii) a cash payment equal to one and one-fourth (1.25) times Executive’s annual Base Salary in effect on the Date of Termination (unless prior to such Date of Termination Executive’s Base Salary was reduced by more than 10% of the Base Salary in effect prior to such reduction, in which case Base Salary shall be determined based upon the rate in effect prior to such reduction less 10% if such reduction is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company), paid in a lump sum on the First Pay Date;

(iii) a cash payment in an amount equal to Executive’s target Performance Bonus for the calendar year in which the termination occurs, paid on the First Pay Date;

(iv) a cash payment in an amount equal to Executive’s target Performance Bonus amount for the calendar year in which such termination occurs, multiplied by a fraction, the numerator of which is the number of months in such year during which Executive was employed prior to termination and the denominator of which is twelve (12), paid on the First Pay Date;

(v) the payments and benefits set forth in Section 4(c)(ii);

(vi) instead of the accelerated vesting specified in Section 4(c)(iv), Executive shall receive accelerated vesting, effective as of immediately prior to Executive’s Separation from Service, of 100% of all outstanding equity awards Executive holds that are eligible to vest (including any equity awards that would fully vest upon achievement of any time-based or performance-based goals or targets); and

(vii) any equity awards held by the Executive as of the Date of Termination shall, subject to earlier termination upon a Change in Control or other extraordinary corporate transaction in accordance with the terms of the applicable equity plan, remain outstanding until at least one (1) year following the Date of Termination, subject to a maximum term of ten (10) years from the date of grant, and shall otherwise remain subject to all of the terms and conditions applicable to such equity awards.

(e) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 3 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5. Competition.

(a) Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, enter into a discussion of which the primary purpose and intention of the Executive is to interview for a potential employment or consulting relationship with, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that competes with the Business (as defined below) of the Company anywhere in the United States;

provided, however, that if Executive desires to enter into an employment or consulting or other relationship (the “Relationship”) with, a person, firm, corporation, partnership or business that owns or operates data centers or co-location facilities, if (i) such person, firm, corporation, partnership or business is a cloud or managed data service or does not earn more than 25% of its revenues from buying, developing or operating data centers or co-location facilities, and (ii) Executive’s duties and responsibilities during the Restriction Period will not, directly or indirectly, involve or relate in any way to buying, developing or operating data centers or co-location facilities, Executive may pursue such a Relationship so long as: Executive first notifies the Company in writing of such proposed Relationship and Executive allows the Company an opportunity to object to the proposed Relationship based on one or both factors above in (i) and (ii). In the event that the Company objects, the Parties agree to resolve the dispute pursuant to the arbitration provision set forth in Section 11(i).

Notwithstanding anything to the contrary, nothing shall prohibit Executive from (y) retaining any ownership interest in the Company, or (z) being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b) Executive shall not, at any time during the Restriction Period, directly or indirectly, recruit or otherwise solicit or induce any customer, subscriber or supplier of the Company (i) to terminate its arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (A) solicit any employee of the Company to terminate his or her employment with the Company (other than solicitations of the general public that are not directed only towards employees of the Company), (B) employ any such individual during his or her employment with the Company and for a period of six (6) months after such individual terminates his or her employment with the Company or (C) solicit any vendor or business affiliate of the Company to cease to do business with the Company.

(c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section 5, (i) the term “Company” means the Company and its direct and indirect parents and subsidiaries, (ii) the term “Business” shall mean buying, developing and operating data centers and co-location facilities, and any other material lines of business into which the Company may expand during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Commencement Date and ending on the date that is twelve (12) months following the Date of Termination.

(e) Executive agrees, during the Term and following the Date of Termination, to refrain from disparaging the Company Group, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. The Company agrees, during the Term and following the Date of Termination, that the Company and its officers and directors will refrain from disparaging Executive. Nothing in this paragraph shall preclude Executive, the Company or the Company’s directors, officers, employees, agents, representatives or stockholders from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to otherwise assert its rights under this Agreement or otherwise against each other.

(f) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

6. Nondisclosure of Proprietary Information.

(a) Except in connection with the performance of Executive’s duties hereunder or pursuant to Sections 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching its confidentiality obligations to the Company (to the extent Executive knows of the breach) For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c) Executive may respond to a lawful and valid subpoena or other legal, regulatory or administrative agency process but shall give the Company prompt notice thereof, and shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist (to the extent reasonably requested by the Company) such counsel at Company’s expense in resisting or otherwise responding to such process. Nothing herein shall preclude or restrict Executive from responding to a lawful and valid subpoena or other legal, regulatory or administrative process in a manner in which Executive determines in his best interests in accordance with privileged and confidential legal advice that Executive obtains separate from the Company and its counsel.

(d) As used in this Section 6 and Section 7, the term “Company” shall mean the Company Group.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena, valid law enforcement request or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7. Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8. Injunctive Relief.

(a) It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

(b) It is recognized and acknowledged by the Company that a breach of the covenant contained in Section 5(e) will cause irreparable damage to Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company agrees that in the event of a breach of the covenant contained in Section 5(e), in addition to any other remedy which may be available at law or in equity, Executive will be entitled to seek specific performance and injunctive relief.

9. Assignment and Successors.

The Company shall not assign its rights and obligations under this Agreement to any party without the prior written consent of Executive, except that the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise) or to any affiliate within the Company Group, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company Group without the prior written consent of Executive. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company. Nothing in this Section 9 shall be interpreted to constitute a waiver by Executive of any rights he may have pursuant to Section 4(d).

10. Certain Definitions.

(a) Affiliate. For purposes of this Agreement, “affiliate” shall mean, with respect to any person or entity, any person or entity that, directly or indirectly controls, is controlled by, or is under common control with such person or entity.

(b) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s failure to substantially perform Executive’s duties as an employee of the Company (other than any such failure resulting from Executive’s Disability);

(ii) Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the CEO consistent with the terms of this Agreement;

(iii) Executive’s material breach of this Agreement;

(iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates; provided that no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act, based upon specific authority given pursuant to a specific direction given by the CEO or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

Notwithstanding the foregoing, in the case of clauses (i), (ii) and (iii) above, no Cause will have occurred unless and until the Company has: (a) provided Executive, within 60 days of the Company’s knowledge of the occurrence of the facts and circumstances underlying the Cause event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within thirty (30) days after the receipt of such notice; provided, however, that Executive shall be provided only one cure opportunity per category of Cause event in any rolling twelve (12) month period. If the Executive fails to cure the same within such thirty (30) days, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period. For the avoidance of doubt, Executive’s death or Disability shall not constitute “Cause” hereunder.

(c) Change in Control. For purposes of this Agreement, “Change in Control” shall mean the following:

(i) a transaction or series of related transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, or any of its affiliates, an employee benefit plan maintained by the Company or any of its affiliates or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or any of its affiliates) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of CRC possessing more than 50% of the total combined voting power of CRC’s securities outstanding immediately after such acquisition; or

(ii) the consummation by the Company or any of its affiliates’ (whether directly involving the Company or any of its affiliates, or indirectly involving the Company or any of its affiliates through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction which results in CRC’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of CRC or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

(iii) Notwithstanding anything herein to the contrary, (A) no transaction or series of related transactions shall be deemed to result in a Change in Control if immediately following such transaction or series of related transactions, any affiliate of or investment fund operated, controlled or managed by T.C. Group, L.L.C. has or retains at least a majority of the combined voting power in the Company; (B) no transaction or series of transactions shall be deemed to result in a Change of Control if solely as a result of such transaction or series of transactions T.C. Group, L.L.C., any affiliate thereof or any investment fund operated, controlled or managed thereby (or any combination of the forgoing) no longer retains at least a majority of the combined voting power of CRC; and (C) a transaction or event shall not constitute a Change in Control for purposes of this Agreement unless such transaction or event also qualifies as a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(d) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier; or (iii) if Executive’s employment is terminated pursuant to Section 3(a)(vii) or Section 3(a)(viii), the expiration of the then-applicable Term.

(e) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a disability plan for the Company’s employees, Executive satisfies the definition of “Disability” as defined in the long-term disability plan for the purpose of determining a participant’s eligibility for benefits and has satisfied the required elimination period, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six (6) month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability. For the purpose of determining whether “Cause” exists under Section 10(b)(i) of this Agreement, “Disability” includes any period during which Executive is receiving benefits under any Company disability plan.

(f) Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Executive’s express written consent:

(i) the Company’s material breach of this Agreement;

(ii) a reduction in Executive’s Base Salary or Executive’s annual target bonus opportunity, other than a reduction in Base Salary or annual target bonus opportunity of less than 10% that is implemented in connection with a contemporaneous reduction in base salaries affecting other senior executive officers of the Company;

(iii) a requirement that Executive report to anyone other than the CEO; or

(iv) a material reduction or material diminution of the Executive’s position (including titles), duties, responsibilities or authorities, including without limitation, any situation under which Executive is not the Chief Operating Officer of the Company.

Notwithstanding the foregoing, no Good Reason will have occurred unless and until the Executive has: (a) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice; provided, however, that the Company shall be provided only one cure period per category of Good Reason event in any rolling twelve (12) month period. If the Company fails to cure the same within such thirty (30) days, then the termination shall be deemed to occur as of the expiration of the 30-day cure period.

11. Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without reference to the principles of conflicts of law of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company:

1050 17th Street, Suite 800

Denver, CO 80265

Attention: General Counsel

and copies to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attention: Matthew Perkins

Telephone: (303) 892-9400

Fax: (303) 893-1379

(ii) If to Executive, at the last address that the Company has in its personnel records for Executive.

or at any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or electronic mail shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. It is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process in Denver, Colorado. Such arbitration shall be conducted in accordance with the then-existing JAMS Rules of Practice and Procedure, but shall not be administered by JAMS unless the parties so agree, with the following exceptions if in conflict: (a) the Company and Executive shall work together in good faith to together select one arbitrator; provided that, if the Company and Executive are not able to together select one arbitrator within ten (10) days after using such good faith efforts, the dispute shall be submitted by the Party who seeks arbitration to JAMS for administration and one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys’ fees and expenses. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties. If JAMS no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with the process outlined above and its then-existing rules. In such event, all references herein to JAMS shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration. In the event some or all of this arbitration provision is held to be illegal, invalid or unenforceable, the Parties agree that any controversy, claim or dispute arising out of or relating to this Agreement shall be litigated in Denver District Court or the United States District Court for the District of Colorado.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not materially increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(ii) Payments. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each payment that is scheduled to be made following Executive’s Date of Termination and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B), and (iii) each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the voluntary separation pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment hereunder.

(iii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below in Section 11(l)(iv), any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixty-first (61st) day following Executive’s Separation from Service (the “First Pay Date”). Any installment payments that would have been made to Executive during the sixty-one (61) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Pay Date and the remaining payments shall be made as provided in this Agreement.

(iv) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six (6)month period measured from the date of Executive’s Separation from Service with the Company or (y) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. In the event that the Company erroneously does not delay commencement of payments or benefits pursuant to this Section 11(l)(iv) and as a result of such failure to delay commencement of payments or benefits Executive becomes subject to IRS audit or inquiry, the Company will defend and indemnify Executive and reimburse him for all reasonable professional fees, additional taxes, penalties, and interest incurred as a result of such failure to delay commencement of payments or benefits; provided, however, that Executive agrees to notify the Company within three (3) days of his receipt of any notice relating to any such IRS audit or inquiry and Executive shall perform any action (or refrain from taking any action), that could reasonably be expected to mitigate the amount of professional fees, additional taxes, penalties, or interest for which the Company could be liable pursuant to this sentence, including, but not limited to, complying with the terms of any correction available to eliminate or reduce the amount of additional taxes, penalties, or interest for which the Company could be liable for pursuant to this sentence and; provided further, that failure of the Executive to comply with the requirements of the immediately preceding proviso shall relieve the Company of its obligation to indemnify or reimburse Executive to the extent that the Company is prejudiced by such failure of Executive.

(v) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(vi) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.

(m) 280G Optimization.

(i) If it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, but excluding the payment required under clause (y) below, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to Employee are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”). The Company shall then compare (A) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (B) Executive’s Net After-Tax Benefit without application of the 4999 Limit. Executive shall be entitled to the greater of (A) or (B). “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2) (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments. If Executive is required to reduce payments to which he is otherwise entitled such that no portion thereof is subject to the Excise Tax, in order to comply with Section 409A, (I) payment or acceleration with respect to Executive’s equity awards shall be reduced first, in proportion to the amount of each such payment or amount of each such acceleration for purposes of Code Section 280G; and (II) if any remaining payments are required to be reduced, cash payments shall be reduced, beginning with payments that would be received last in time.

(ii) In connection with a Section 280G Transaction, if the Company then constitutes a small business corporation within the meaning of Code Section 280G(b)(5), at the request of Executive, the Company shall submit to the shareholders of the Company (the “Shareholders”) for approval (in a manner reasonably satisfactory to Executive), by such number of Shareholders as is required by the terms of Code Section 280G(b)(5)(B), any payments and/or benefits that may separately or in the aggregate, constitute the payment of any amount that may be deemed a “parachute payment” under Code Section 280G with respect to Executive (“Section 280G Payments”), such that such payments and benefits shall not be deemed to be Section 280G Payments, provided that Executive executes, prior to the Shareholder vote, an appropriate waiver of the 280G Payments that would take effect if the Shareholder vote does not approve the Section 280G Payments.

12.	Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:
	Name:	Thomas M. Ray
	Title:	President and CEO

EXECUTIVE

Jarrett Appleby

EXHIBIT A

Details of Initial Equity Award

The Company agrees to offer Executive participation in an equity incentive program as an additional component to his compensation package, subject to the conditions described herein and such terms and conditions as may be set forth in the Plan and the Award Agreement (each as defined below). Capitalized terms not defined herein shall have the meanings assigned to them in the Employment Agreement to which this Exhibit A is attached (the “Employment Agreement”).

Pursuant to the terms of the 2010 Equity Incentive Award Plan (the “Plan”) of CRC, the Board or the Committee may from time to time make various incentive equity or equity-based awards to the Company’s employees and other service providers. In accordance with the Plan, Executive will receive, subject to Board approval, an award (the “Award”) under the Plan in the form of restricted stock in CRC. The number of shares granted shall equal $3,000,000 divided by the 90-day trailing average closing sales price of COR common stock on the grant date. For purposes of determining the number of shares granted, the “90-day trailing average closing sales price of COR common stock on the grant date” shall be determined by computing the average closing price on the New York Stock Exchange of a share of COR common stock on each day that the New York Stock Exchange was open for trading occurring in the ninety (90) calendar day period ending on and including the day before the grant date.

The terms and conditions applicable to the Award will be set forth in separate agreements governing the Award (the “Award Agreements”); provided that the Award will vest in three (3) equal annual installments (1/3rd each), subject to Executive’s continued employment with the Company on each applicable vesting date. Upon termination of Executive’s employment or service for any reason, Executive will forfeit any unvested portion of the Award, except as provided in Sections 4(a)(ii), 4(c)(iv) and 4(d)(vi) of the Employment Agreement. If Executive’s employment is terminated for Cause (as defined in the Employment Agreement), Executive will forfeit both the vested and unvested portion of the Award. Nothing in this exhibit or the Award Agreements is or will be a guarantee of employment or future employment and nothing in this exhibit or the Award Agreement does or will affect the ability of the Company to terminate Executive’s employment with or without Cause for any reason at any time.

EXHIBIT B

Form of Release

This Agreement and Release (“Agreement”) is made by and between Jarrett Appleby (“Employee”) and CoreSite, LLC (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of             , 2012 (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company effective             , 20            , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below) arising out of Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the Severance Payments described in Sections 4(c) or 4(d), as applicable, of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Severance Payments; Salary and Benefits. The Company agrees to provide Employee with the severance payments and benefits described in Section 4(c) and 4(d) of the Employment Agreement, as applicable, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of its direct or indirect subsidiaries and affiliates (including the REIT and its affiliated entities), and any of their current and former officers, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Except as to the obligations of the Company arising under this Agreement, Employee, on his own behalf and on behalf of any of Employee’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined in Section 7 below) of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(b) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002;

(d) any and all claims for violation of the federal or any state constitution; and

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement except as otherwise provided in the Agreement or which are the result of the Company’s negligence; and

(g) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release (i) claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iv) claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates, (v) any and all rights of Employee to indemnification, reimbursement and subrogation under applicable law, any contract or agreement, or any articles of formation or incorporation of the Company or any of its affiliates or successors, and (vi) any rights of Employee under the Company’s or its affiliates’ D&O policy(ies).

3. Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has 21 days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21 day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

6. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 11(a) and 11(i) of the Employment Agreement.

7. Effective Date. If the Employee has attained or is over the age of forty (40) as of the date of Employee’s termination of employment, then Employee has seven (7) days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).

8. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:
Jarrett Appleby

CORESITE, LLC

Dated:	By:
Name:
Title: